Exhibit 4.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into as of February 13, 2021 (the “Effective Date”) between Blacksand Technology LLC, a Utah limited liability company (“Blacksand”), and Hyperion Materials & Technologies, LLC, a North Carolina limited liability company (“Hyperion”). The parties agree as follows:

1.               SERVICES AND STATEMENTS OF WORK

1.1      Services. Subject to the terms and conditions of this Agreement, Blacksand will perform the services described in one or more Statements of Work (as defined below) (collectively, the “Services”) and, to the extent applicable, Hyperion will perform the obligations thereof as described in any such Statement of Work. In the process of providing the Services, Blacksand may produce deliverables or other items pursuant to a Statement of Work.

1.2      Statements of Work. The specific details of the Services will be described in one or more written Statements of Work, substantially in the form of the Statement of Work set forth in Schedule 1 hereto, to be executed by both parties (each, a “Statement of Work”). Once executed by both parties, each Statement of Work, including Schedule 1, will be a unique agreement that incorporates the terms of this Agreement and stands alone from all other Statements of Work. If there is a conflict between the terms of this Agreement and the terms of a Statement of Work, the terms of this Agreement will control unless the Statement of Work states that a specific provision of this Agreement will be superseded by a specific provision of the Statement of Work.

1.3      Delays. The “Delivery Schedule” or any other timeline for Services, if any, set forth in a Statement of Work depends on performance by third parties and Hyperion. If Blacksand determines in its reasonable discretion that the Delivery Schedule or other timeline set forth in a Statement of Work may need to change due to (1) actions or delays of third parties (other than Blacksand’s suppliers, vendors and subcontractors), or (2) actions or delays of Hyperion, then it will notify Hyperion of such determination. If the actions or delays of third parties (other than Blacksand’s suppliers, vendors and subcontractors) or Hyperion causes material changes to the scope or timing of the Delivery Schedule or other timeline for Services or requires, in Blacksand’s reasonable discretion, an increase in Service Fees, then Blacksand shall notify Hyperion of the foregoing, and the parties shall work in good faith to agree on an amended Statement of Work to account for the changes in scope, Delivery Schedule (or other timing), or fees. If the actions or delays of Blacksand or Blacksand’s suppliers, vendors and subcontractors causes material changes to the scope or timing of the Delivery Schedule or other timeline for Services or requires, in Hyperion’s reasonable discretion, a decrease in Service Fees, then Hyperion shall notify Blacksand of the foregoing, and the parties shall work in good faith to agree on an amended Statement of Work to account for the changes in scope, Delivery Schedule (or other timing), or fees. Blacksand shall not be responsible for changes to the Delivery Schedule or other timeline due to the actions or delays of any third party (other than Blacksand’s suppliers, vendors and subcontractors) or of Hyperion.

2.               PERFORMANCE OF SERVICES

2.1      Performance Standard. Blacksand will diligently perform the Services in accordance with the applicable Statement of Work, including any specifications in the Statement of Work. Blacksand will use commercially reasonable efforts to complete the Services, including the delivery of any deliverables, in accordance with the Delivery Schedule and other schedule of times and milestones specified in the Statement of Work, and shall perform all Services in accordance with applicable laws and industry standards. To the extent Hyperion has performance obligations under a Statement of Work, Hyperion agrees to diligently perform such obligations in a commercially reasonable manner in accordance with applicable laws and industry standards.

2.2      Personnel. Blacksand shall be free to designate the appropriate personnel to accomplish the tasks required by each Statement of Work. However, the Services must be performed in a competent, timely, professional, and workmanlike manner by qualified personnel in accordance with applicable laws and industry standards.

2.3      Subcontractors. Blacksand may utilize independent subcontractors to perform all or part of the Services. In the event Blacksand uses subcontractors, Blacksand will remain solely responsible for the performance of all of the Services that are subcontracted.

2.4      Materials. Except as otherwise specified in a Statement of Work, Blacksand will be responsible for and supply all necessary equipment, materials, and other resources required to perform the Services.

2.5      Government Approvals. Unless otherwise specified in a Statement of Work, Hyperion is responsible for securing all government approvals and licenses necessary to allow the use of any Services and deliverables produced by Blacksand pursuant to a Statement of Work.

2.6      Other Work. Hyperion acknowledges that Blacksand is a consultant and may provide services similar to the Services on behalf of other companies in accordance with this Agreement. Subject to Section 8, and unless set forth in a Statement of Work, Blacksand shall be free to work for other companies without restriction, even if such work is done for a potentially competing company or individual, so long as Blacksand does not breach its non-solicitation, confidentiality, and other obligations in this Agreement.

3.               NON-SOLICITATION

3.1      Non-Solicitation Agreement. During the term of this Agreement (including any applicable Statement of Work hereunder) and for a period of twelve (12) months following the termination of the Agreement, neither party shall, on its own behalf or on behalf of any other person or entity, without the express written consent of the other party, solicit, induce or attempt to solicit or induce, any then current employee or past employee, representative, contractor or other service provider of the other party to terminate or modify his, her or its employment or business relationship with such party. Notwithstanding the foregoing, general solicitations for employment or contracting shall not be deemed to violate this section.

3.2      Reasonableness of Restrictions. Each party regards the restrictions contained in this section as reasonable in scope and term and appropriate to provide the parties with limited, legitimate and reasonable protection against subsequent diminution of the value of the business of one party attributable to any actions of the other party in violation of such restrictions, and each party hereby waives any and all rights to attack the validity of such covenants on the grounds of the breadth of their geographic scope or the length of their term.

4.               THIRD PARTY MATERIALS; THIRD PARTY IP. Unless stated otherwise in a Statement of Work, if a Statement of Work requires Blacksand to obtain, for use in connection with the Services, any material, including intellectual property, from a third party, then Blacksand will inform Hyperion of such need, and Hyperion shall be responsible, at its sole expense, to acquire rights to the third party materials.

5.               COMPENSATION

5.1      Fees and Taxes. Hyperion will pay the fees as set out in each Statement of Work (“Service Fees”). Hyperion will reimburse Blacksand for any costs or expenses that have been disclosed and approved prior to being incurred. Hyperion is responsible for all taxes associated with the performance of the Services and imposed upon the Service Fees. The parties shall each be responsible for all taxes imposed on their net income. Blacksand may, at its sole option, withhold providing Services (and shall not be in breach for doing so), if Hyperion does not make timely payment as provided in this Agreement.

5.2      Payment. Unless otherwise specified in a Statement of Work: (a) Blacksand will issue quarterly invoices for Service Fees for Services that have been performed in the previous quarter; and (b) Hyperion will pay any undisputed amount set forth in such invoices no later than thirty (30) days after receipt of Blacksand’s invoice. If Hyperion disputes in good faith any amount invoiced by Blacksand within thirty (30) days after receipt of Blacksand’s invoice, the parties will pursue the escalation procedures set forth in this Agreement. If Hyperion withholds payment pursuant to this Section, Blacksand may also decline to provide further Services until the escalation procedures have been followed.

6.               TERM AND TERMINATION

6.1      Term. This Agreement will commence on the Effective Date and will continue until terminated as provided in this Agreement. Any Statement of Work in existence as of the date that this Agreement terminates or expires will continue to be effective unless specifically terminated in accordance with the terms of this Agreement or the terms of the Statement of Work.

6.2      Termination. In addition to any other rights of termination in this Agreement, Hyperion may terminate this Agreement: (a) for any or no reason, upon ninety (90) days’ prior written of notice to Blacksand and (b) either party may terminate this Agreement for breach if, provided the parties have met in good faith in accordance with Section 12.4 of this Agreement to resolve any dispute, such party notifies the other party in writing of a breach of this Agreement and such breach is not cured within fifteen (15) days after written notice thereof by the non-breaching party. All of the provisions and terms of this Agreement that by their nature suggest continuance beyond termination shall survive termination of this Agreement. Within thirty (30) days after termination, the parties will return to each other any Confidential Information that belongs to the other party.

7.               CONFIDENTIALITY

7.1      Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of either party and any proprietary information, trade secrets, and know-how of either party (the “Disclosing Party”) that are disclosed to the other party (the “Receiving Party”) or its agents, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes the terms of this Agreement and any Statement of Work hereunder, research, development, and commercialization plans, customer information, processes, techniques, formulas, prototypes, and any non-public information relating to the project as outlined in any Statement of Work hereunder. Confidential Information also includes information that is defined as “Confidential Information” under any other agreement between the parties, and any other information that the Receiving Party should reasonably know to be confidential based upon its content or the circumstances surrounding its disclosure. Neither party makes any representations or warranties as to the correctness, completeness or accuracy of any Confidential Information.

7.2      Exceptions. Confidential Information does not include any information that Receiving Party can demonstrate:  was publicly known and made generally available in the public domain before the Disclosing Party disclosed the information,  became publicly known and made generally available, after disclosure to the Receiving Party, through no wrongful action or inaction of the Receiving Party,  was in the Receiving Party’s possession, without confidentiality restrictions, at the time of disclosure by the Disclosing Party, or was independently developed without use of or reference to the Confidential Information.

7.3      Nondisclosure and Nonuse. The Receiving Party will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than for purposes of performing its obligations under this Agreement. Without limiting the generality of the foregoing, the Receiving Party, its affiliates, and their employees, contractors, agents, representatives, consultants, and advisors (“Representatives”) shall not: (a) use or disclose the Disclosing Party’s Confidential Information for any competitive purpose or (b) otherwise use or disclose the Disclosing Party’s Confidential Information for the pecuniary gain of themselves and/or any of their business partners. The Receiving Party will take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information including, but not limited to, requiring each Representative with access to Confidential Information to execute a nondisclosure agreement or policy containing terms that are substantially similar to the terms contained in this Agreement. In addition, the Receiving Party will promptly notify the Disclosing Party upon the loss or unauthorized use or disclosure of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or under its control. The Receiving Party acknowledges and agrees that it shall be liable for any breach of its confidentiality obligations hereunder by its Representatives.

7.4      Existing Obligations. The obligations in this Section 7 are in addition to, and supplement, each party’s obligations of confidentiality and nondisclosure under the terms of any confidentiality or nondisclosure agreement between the parties (referred to herein, collectively, as the “NDA”).

7.5      Publications. Articles, papers, bulletins, data, studies, statistics, interim or final reports, oral transmittals or any other materials reporting the plans, progress, analyses, results, or findings of work conducted under this Agreement shall not be presented publicly or published without prior written approval by both parties.

7.6      Ownership. Subject to Section 8, each party shall retain all rights, title, and interest in and to its Confidential Information, and this Agreement shall not be construed to grant any license to such Confidential Information.

8.               INTELLECTUAL PROPERTY OWNERSHIP

8.1      Unless explicitly stated in a Statement of Work or other license agreement between the parties, nothing in this Agreement represents a license of any intellectual property by one party to the other party.

8.2      Unless explicitly stated in a Statement of Work, or other license agreement between the parties and/or their affiliates, the parties do not intend for any new intellectual property created under this Agreement to be jointly owned. Each party’s intellectual property as existing as of the date of this Agreement or developed by such party after the date of this Agreement, unless otherwise stated in a Statement of Work, including any adaptions, modifications, and derivative works of the foregoing, and including all works of authorship, inventions, discoveries, improvements, methods, processes, formulas, designs, techniques, know-how, and information  conceived, discovered, developed or otherwise made (as necessary to establish authorship, inventorship, or ownership) by such party (collectively, “Inventions”), will owned by the party that created or developed it. For the avoidance of doubt, Blacksand’s patented technology and all other registered intellectual property of Blacksand, and any adaptions, modifications or derivative works thereof, shall be, and shall remain, the sole and exclusive property of Blacksand, and Blacksand grants no license or other right with respect to such Inventions to Hyperion hereunder, subject to any Statement of Work or other license agreement between the parties and/or their affiliates.

9.               REPRESENTATIONS AND WARRANTIES. Each party represents and warrants: (a) that such party is a duly organized, validly existing organization as stated in the preamble to this Agreement; (b) that the transactions contemplated herein have been duly authorized by all necessary action on such party’s part; (c) that this Agreement constitutes a valid and binding obligation of such party; and (d) the execution and delivery of this Agreement by such party and the performance of such party’s obligations hereunder are not in violation or breach of, and will not conflict with or constitute a default under, any material contract, agreement, or commitment binding upon such party, including, without limitation, any non-disclosure, confidentiality, non-competition, or other similar agreement.

10.            INDEMNIFICATION

10.1    Hyperion Indemnification. Hyperion agrees to indemnify, defend, and hold harmless Blacksand, its directors, managers, officers, employees, and successors and assigns from and against all taxes, losses, damages, judgments, settlements, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (a) any negligent, reckless, or intentionally wrongful act of Hyperion or its employees or agents; (b) any breach or alleged breach of any representation, warranty or covenant of Hyperion set forth herein; and (c) raw materials provided by Hyperion to Blacksand pursuant to the terms of a Statement of Work.

10.2    Blacksand Indemnification. Blacksand agrees to indemnify, defend, and hold harmless Hyperion, its affiliates, and their directors, managers, officers, employees, and successors and assigns from and against all taxes, losses, damages, judgments, settlements, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (a) any negligent, reckless, or intentionally wrongful act of Blacksand or its employees or agents; (b) and breach or alleged breach of any representation, warranty or covenant of Blacksand set forth herein; and (c) any third party claim that Blacksand’s intellectual property and/or materials used or provided hereunder infringes upon, misappropriates, or otherwise violates the intellectual property rights of any third party.

11.            LIMITATION OF REMEDIES; DISCLAIMER

11.1    Limitation of Remedies. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF A PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. THIS LIMITATION WILL APPLY EVEN IF THE REMEDIES AVAILABLE IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE. EACH PARTY’S SOLE AND AGGREGATE LIABILITY UNDER THIS AGREEMENT OR ANY MATTER OR EVENT RELATED THERETO SHALL IN NO EVENT EXCEED THE SERVICE FEES PAID BY HYPERION DURING THE PRECEDING 12 MONTHS PRIOR TO THE EVENT GIVING RISE TO THE LIABILITY.

11.2    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED HEREIN, THE DELIVERABLES AND SERVICES ARE PROVIDED AS-IS AND AS-AVAILABLE. BLACKSAND DOES NOT REPRESENT THAT THE DELIVERABLES WILL MEET HYPERION’S NEEDS OR BE ERROR-FREE.

12.            MISCELLANEOUS

12.1    Services and Information Prior to Effective Date. All services performed by Blacksand and all information and other materials disclosed between the parties prior to the Effective Date will be governed by the terms of this Agreement, except where the services are covered by a separate agreement between the parties.

12.2    Independent Contractor. It is the express intention of the parties that the parties are independent contractors. Without limiting the generality of the foregoing, neither party is authorized to bind the other party to any liability or obligation or to represent that such party has any authority.

12.3    Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of North Carolina, without reference to its choice of law rules.

12.4    Dispute Resolution. Except with regard to disputes under Section 12.5, if a dispute arises under this Agreement, the parties agree to promptly meet, either in person or remotely, to discuss the dispute. If any such dispute cannot be resolved within fifteen (15) days, then either party shall be free to pursue its remedies as provided by law. No dispute, except a dispute under Section 12.5, shall be referred to a court before the provisions of this Section 12.4 have been followed.

12.5    Injunctive Relief. Each party acknowledges and agrees that (a) the unauthorized disclosure of the Confidential Information by the Receiving Party or (b) a breach of a party’s obligations under Section 3.1 or Section 8, may cause irreparable harm to the Disclosing Party or non-breaching Party, as applicable. As a result thereof, in addition to any other remedies available, the Disclosing Party or non-breaching Party, as applicable shall be entitled to seek injunctive and other extraordinary relief in a court of competent jurisdiction in order to enforce the breaching Party’s obligations hereunder.

12.6    Assignment; Subcontractors. This Agreement and the rights related thereto may not be assigned or otherwise transferred by either party except with the written approval of the other party, which shall not be unreasonably delayed or denied.

Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

12.7    Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be:  delivered in person, sent by first class registered mail, or air mail, as appropriate, or sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section 12.6. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

12.8    Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

12.9    Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

12.10  Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement. This Agreement may also be delivered by facsimile or e-mail and such delivery will have the same force and effect of an original document with original signatures.

12.11  Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

12.12  Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to the subject matter hereof, except that any NDA will remain in effect in accordance with its terms. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.

12.13          Force Majeure. Neither party will be in breach or default of this Agreement by reason of its delay or failure to meet any obligation hereunder due to any event, circumstance, or cause beyond its control such as but not limited to: governmental regulation, acts of nature or terrorism, or failures of public infrastructure, and similar events, circumstances, or causes, so long as the affected party provides prompt notice thereof to the non-affected party. The affected party will be excused from performance for as long as such force majeure event prevents such party from performing its obligations under this Agreement; provided, however, that in the event a force majeure event exceeds sixty (60) days in duration, the non-affected party may immediately terminate this Agreement and/or any Statement of Work hereunder upon notice to the affected party without any further liability except: (i) to pay any amounts due and payable to the other party as of the date of termination and (ii) with regard to any provisions of this Agreement which survive termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HYPERION:	BLACKSAND:

HYPERION MATERIALS & TECHNOLOGIES, LLC	BLACKSAND TECHNOLOGY LLC

Name:	Anastasios Arima	Name:	Kesh Keshavan

Title:	Manager	Title:	President

Signature:	/s/ Anastasios Arima	Signature:	/s/ Kesh Keshavan

Address for Notice: [***]		Address for Notice: [***]

 SCHEDULE 1

STATEMENT OF WORK

Statement of Work #: 1	Effective From: February 13, 2021 (the “SOW Effective Date”)

This Statement of Work forms part of the Master Services Agreement dated February 13, 2021 (the “MSA”) by and between Blacksand Technology LLC, a Utah limited liability company (“Blacksand”), and Hyperion Materials & Technologies, LLC, a North Carolina limited liability company (“Hyperion”). Capitalized terms not otherwise defined herein shall have the definitions set forth in the MSA.

During the term of this Statement of Work, Blacksand will provide the following R&D services:

STATEMENT OF WORK
Task	DESCRIPTION OF SERVICES	Start	End
Week
1	Evaluate ARH process to convert enriched Ti ore ( UGS provided by Hyperion) to TiO2
2	Demonstration of conversion of high grade TiO2 derived from Hyperion mineral ore to commercial pure Ti
3	Demonstrate cost analyses to produce 100kg, 1ton and 100ton /year of commercial pure Ti

1.1	Phase 1: 1-5 kg TiO2
	Evaluate ARH process to convert enriched Ti ore (UGS provided by Hyperion) to TiO2	Q1	Q2
Report with recommendations

2.1	Phase 1: 1-5 kg Ti	Q2	Q3
2.1.1	HAMR process to convert TiO2 to Ti. - use TiO2 produced from task 1.1
2.1.2	Report results & recommendations
2.1.3	HAMR process to convert TiO2 to Ti. - using commercial TiO2
2.1.4	Report results & recommendations

2.2	Phase 2: 10-20 kg Ti	Q4	Q5
2.2.1	HAMR Process to convert TiO2 to Ti (using commercial TiO2)
2.2.2	Report results & recommendations

2.3	Phase 3: 50-100 kg Ti	Q6	Q8
2.3.1	HAMR Process to convert TiO2 to Ti (using commercial TiO2)
2.3.2	Report results & recommendations

3.1	Cost analyses - 100 kg, 1 ton, 1000 ton / year - for commercial titanium	Q2	Q7
3.1.1	Set up input on constraints and assumptions mutually agreed upon between Hyperion and Blacksand
3.1.2	Cost model set up
3.1.3	Cost model simulation studies for different plant loading

Notes:

Hyperion will provide the enriched titanium ore (i.e. the product equivalent to upgraded Ti slag (UGS)), or supply Blacksand commercially available titanium slag; provided that, during Phase 2 and Phase 3, Blacksand shall have the option to purchase enriched titanium ore from a third party at Hyperion’s sole discretion and expense.

1.	TERM

The term of this Statement of Work shall commence on the SOW Effective Date and shall continue until the earlier of (a) termination as provided in the MSA or (b) completion of the scope of R&D services set forth in the table above (the “SOW Term”); provided that, should the SOW Term extend beyond the two year anniversary of the SOW Effective Date, Hyperion shall continue to pay Blacksand $47,500 for each such quarter until expiration of the SOW Term. In addition, either party may terminate this Statement of Work upon thirty (30) days’ written notice to the other party if any phase described in the table above is mutually and reasonably determined to be unsuccessful.

The parties agree that for purposes of interpretation of Section 1.3 of the MSA – “Delays” – the schedule for the R&D Services above is indicative only and subject to change based on input from potential suppliers, vendors and subcontractors to Blacksand. Upon consultation with such third parties, Blacksand and Hyperion will discuss in good faith and agree to update the execution schedule as may be required.

2.	SERVICE FEES

In consideration of the Services performed by Blacksand during the SOW Term, Hyperion shall pay to Blacksand a fixed price of $480,000 (Four Hundred Eighty Thousand US Dollars) (the “Original Amount”) as follows:

●	$72,500 due and payable upon the Effective Date.

●	$47,500 due and payable quarterly (every three months), beginning May 1, 2021.

●	$75,000 as a one-time payment upon completion of Phase I and commencement of Phase II, as described below.

Additionally, in the event the term of this Statement of Work renews for additional periods under Section 1 above or by mutual agreement of the parties, Hyperion will pay Blacksand the additional compensation set forth in Section 1 above.

In addition to the foregoing, Hyperion shall also be responsible for the cost of the ARH equipment that may be required to make 200 kg of TiO2 to yield 100 kg of Ti powder.

For the avoidance of doubt:

a)	The rates stated above are exclusive of taxes.

b)	Hyperion will be responsible for and will promptly pay all taxes (including but not limited to sales, services, export and use taxes) associated with this Agreement or Hyperion’s receipt of the Services, except taxes based on Blacksand’s net income and taxes related to Blacksand’s employees.

c)	The rates stated in this Statement of Work shall be valid for a period of two (2) years from the SOW Effective Date. Revised rates shall be mutually agreed by the parties in writing.

d)	A finance charge shall be imposed on all undisputed account balances outstanding over 30 days. The finance charge is [***] per month or the highest rate allowed by applicable law, whichever is lower.

e)	Ninety (90) days prior to the commencement of Phase 3 of this Statement of Work, Blacksand will prepare an estimated capital cost for the cost of the ARH equipment which will be required to execute the Phase 3 scope of work. The parties shall work in good faith to agree on an approved budget and the parties will negotiate and execute a change notice to this Statement of Work to cover the cost of the Phase 3 equipment.

f)	Other than the Phase 3 equipment, Blacksand will perform the Statement of Work on a fixed price basis. Any work not contemplated by this Statement of Work may be completed by change notice, or by a separate Statement of Work. Prior to undertaking any additional work, Blacksand will prepare an estimated cost and schedule for the additional work. Blacksand will obtain prior written approval from Hyperion prior to performing any additional work, otherwise Hyperion shall have no obligation to reimburse Blacksand for such unapproved expense.

3.	OPTION/LICENSE AGREEMENT

At any time during the term of the MSA, subject to Hyperion’s compliance with the MSA and this Statement of Work, and conditioned on Hyperion having paid the Original Amount in full, Hyperion shall have the right, but not the obligation, to exercise the option, and acquire the License, as set forth in that certain “Option for Exclusive License Agreement Between Hyperion Materials & Technologies, LLC and Blacksand Technology, LLC” (“License Agreement”), of even date herewith and attached as Exhibit A. In furtherance of this right, during the term of the MSA, Blacksand covenants and agrees (a) not to take any action that would be inconsistent with the License Agreement and (b) to use its reasonable best efforts from taking any action that would prevent Blacksand from making any of the representations or warranties, or making and complying with any of the covenants, set forth in the License Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Statement of Work as of the SOW Effective Date.

HYPERION:	BLACKSAND:

HYPERION MATERIALS & TECHNOLOGIES, LLC	BLACKSAND TECHNOLOGY, LLC

Name:	Anastasios Arima	Name:	Kesh Keshavan

Title:	Manager	Title:	President

Signature:	/s/ Anastasios Arima	Signature:	/s/ Kesh Keshavan

STATEMENT OF WORK # 2

Statement of Work #: 2	Effective From: June 1, 2021 (the “SOW Effective Date”)

This Statement of Work forms part of the Master Services Agreement dated February 13, 2021 (the “MSA”) by and between Blacksand Technology LLC, a Utah limited liability company (“Blacksand”), and Hyperion Materials & Technologies, LLC, a North Carolina limited liability company (“Hyperion”). Capitalized terms not otherwise defined herein shall have the definitions set forth in the MSA.

During the term of this Statement of Work, Blacksand will provide the following services:

●	Supply to Hyperion 500-900 kg Ti-6Al-4V powder using GSD technology over the course of two (2) years. Blacksand shall supply 20-45 kg of powder monthly.

●	Powder shall be made according to widely accepted specifications (ASTM F2924 and AMS 4998, for example) or customized requirements of chemistry and size distributions based on end-user specifications to be provided by Hyperion.

●	Blacksand will use existing pilot plant and provide resources to produce the powder.

During the term of this Statement of Work Hyperion will provide the following:

●	Define requirements for powder to meet the specifications of end-user/customer needs or inventory build.

●	Supply raw material (Ti scrap) for use in GSD manufacturing.

The parties agree that this scope of services may be expanded upon agreement of the parties to cover recycling of AM powder. The parties also agree that certain pilot scale capital equipment may be required during the execution of this SOW. Hyperion will provide funding for the purchase of such equipment upon mutual agreement of the parties.

1.	TERM

The term of this Statement of Work shall commence on the SOW Effective Date and shall continue until the earlier of (a) termination as provided in the MSA (b) completion of the scope services set forth in the table above, or (c) two (2) years after the SOW Effective Date (the “SOW Term”).

2.	SERVICE FEES

In consideration of the Services performed by Blacksand during the SOW Term, Hyperion shall pay to Blacksand a fixed price of $1,200,000 (One Million Two Hundred Thousand US Dollars) (the “Original Amount”) for two (2) years, with $150,000 due and payable upon the Effective Date, and $150,000 due and payable quarterly thereafter (every three months).

For the avoidance of doubt:

g)	The rates stated above are exclusive of taxes.

h)	Hyperion will be responsible for and will promptly pay all taxes (including but not limited to sales, services, export and use taxes) associated with this Agreement or Hyperion’s receipt of the Services, except taxes based on Blacksand’s net income and taxes related to Blacksand’s employees.

i)	The rates stated in this Statement of Work shall be valid for a period of two (2) years from the SOW Effective Date. Revised rates shall be mutually agreed by the parties in writing.

j)	A finance charge shall be imposed on all undisputed account balances outstanding over 30 days. The finance charge is [***] per month or the highest rate allowed by applicable law, whichever is lower.

k)	Blacksand will perform the Statement of Work on a fixed price basis. Any work not contemplated by this Statement of Work may be completed by change notice, or by a separate Statement of Work. Prior to undertaking any additional work, Blacksand will prepare an estimated cost and schedule for the additional work. Blacksand will obtain prior written approval from Hyperion prior to performing any additional work, otherwise Hyperion shall have no obligation to reimburse Blacksand for such unapproved expense.

3.	OPTION/LICENSE AGREEMENT

At any time during the term of the MSA, subject to Hyperion’s compliance with the MSA and this Statement of Work, and conditioned on Hyperion having paid the Original Amount in full, Hyperion shall have the right, but not the obligation, to exercise the option, and acquire the License, as set forth in that certain “Option for Exclusive License Agreement Between Hyperion Materials & Technologies, LLC and Blacksand Technology, LLC” (“License Agreement”), of even date herewith and attached as Exhibit A. In furtherance of this right, during the term of the MSA, Blacksand covenants and agrees (a) not to take any action that would be inconsistent with the License Agreement and (b) to use its reasonable best efforts from taking any action that would prevent Blacksand from making any of the representations or warranties, or making and complying with any of the covenants, set forth in the License Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Statement of Work #2 as of the SOW Effective Date.

HYPERION:	BLACKSAND:

HYPERION MATERIALS & TECHNOLOGIES, LLC	BLACKSAND TECHNOLOGY, LLC

Name:	Anastasios Arima	Name:	Kesh Keshavan

Title:	Manager	Title:	President

Signature:	/s/ Anastasios Arima	Signature:	/s/ Kesh Keshavan